UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Assertio Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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Dear Assertio Stockholder:

In connection with Assertio’s upcoming annual meeting of stockholders on May 11, 2021 (the “2021 Annual Meeting”), stockholders will be voting to approve, on an advisory basis, the compensation of Assertio’s named executive officers (“Proposal 4”), sometimes referred to as say on pay. As Assertio’s Compensation Committee, we are writing to respectfully ask you for your support by voting FOR Proposal 4 (as well as the election of our director nominees and the other proposals on the ballot at the 2021 Annual Meeting).

As a committee, we have been and continue to be very much engaged with understanding the views of our stockholders and ensuring that we are appropriately responsive to those views when making decisions regarding the design and administration of Assertio’s executive compensation program. As an example, following last year’s say-on-pay vote, which received lower stockholder support than we would have liked, we worked diligently to identify and address stockholder concerns. This included conducting significant investor outreach efforts, including reaching out to over 20 of our largest stockholders. During the course of these outreach efforts, stockholders voiced concerns with our executive compensation program. These are listed in the table below along with the actions we took in response.

Stockholder Observations	How We Responded
Pay levels were not aligned with performance	Decreased compensation for the CEO and the other named executive officers (for example, total compensation for 2021 decreased year-over-year by 12% for the CEO and 34% for the other executives)
Company should focus on cash conservation

Reduced number of executive officers in December 2020 restructuring. Granted 2021 long-term incentive compensation solely in the form of equity rather than a mix of cash and equity in order to better align our executives with creating value for stockholders while conserving cash

We believe that these changes demonstrate our responsiveness to stockholder views. As Assertio’s business evolves, so too will the compensation programs, and therefore we will continue to meet with stockholders to understand their views and seek to continue to align executive compensation with stockholders’ interests, balanced with the needs of the business. We welcome the opportunity to dialogue further with stockholders.

You can find more detail regarding our stockholder engagement efforts and our executive compensation program, as well as how pay reflects performance for 2020, in Assertio’s Proxy Statement for the 2021 Annual Meeting, which is available here. On behalf of the entire Board of Directors, we take seriously our role as stewards of your capital, and we thank you for your ongoing support of Assertio.

Assertio Compensation Committee

James L. Tyree (Chair)
Heather L. Mason

The Board of Directors recommends a vote FOR Proposal 4